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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Kimberly-Clark Corporation on Form S-8 of our reports dated January 23, 2001, appearing in and incorporated by reference in the Annual Report on Form 10-K of Kimberly-Clark Corporation for the year ended December 31, 2000, and of our reports dated June 6, 2000, appearing and incorporated by reference in the Annual Report on Form 11-K of the Kimberly-Clark Corporation Salaried Employees Incentive Investment Plan, the Kimberly-Clark Corporation Hourly Employees Incentive Investment Plan, the Kimberly-Clark Corporation Retirement Contribution Plan and the Kimberly-Clark Corporation Defined Contribution Plans Trust, in each case for the year ended December 31, 1999.



/s/ DELOITTE & TOUCHE LLP
-----------------------------
DELOITTE & TOUCHE LLP


Dallas, Texas
May 15, 2001